Exhibit 10.2

EXECUTION VERSION

SAREPTA THERAPEUTICS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Douglas S. Ingram (the “Executive”) and Sarepta Therapeutics, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility in connection with a change in control can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below).

C. The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company following a Change in Control that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D. Certain capitalized terms used in this Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers to the Company a general release of claims in a form acceptable to the Company, which shall be substantially in the form as attached hereto as Exhibit A (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

EXECUTION VERSION

(a) Severance. Executive shall be entitled to receive an amount equal to twenty-four (24) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(b) Bonus. Executive shall be entitled to receive an amount equal to two hundred percent (200%) of Executive’s annual target bonus assuming achievement of performance goals at one hundred percent (100%) payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(c) Equity Awards.

i. Time-Based Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, (but, notwithstanding anything herein to the contrary, excluding the Performance Option Award, which is addressed below) held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of shares subject thereto.

ii. Performance Option Award. A pro rata portion of Executive’s outstanding Performance Option Award shall vest in an amount equal to the Pro Rata Equity Vesting Percentage, as determined in accordance with Section 8(c)(ii)(B) of the Employment Agreement entered into between the Company and Executive, dated June 26, 2017 (the “Employment Agreement”) and calculated in a manner consistent with the methodology set forth in Section 8(c)(ii)(B) of the Employment Agreement, except: (1) the Company CAGR shall be measured from the date of grant of the Performance Option Award until the date of Executive’s Covered Termination, utilizing the greater of the sale price of the Company’s common stock paid in the Change in Control and the price of the common stock of the Company (and any successor) on the date of Executive’s Covered Termination (determined as an average of the closing price of the Company’s common stock on the 20 trading days immediately preceding the date of such Covered Termination); and (2) the Pro Rata Equity Vesting Percentage shall be calculated by using a fraction, the numerator of which is the greater of (x) number of full months that Executive performed services for the Company and (y) 30, and the denominator of which is 60. Any portion of the Performance Option Award that does not vest pursuant to this Section 3(c)(ii) as of Executive’s termination date shall be immediately forfeited and of no further force or effect.

iii. In the event Executive experiences a Covered Termination during the Pre-Change in Control Period and if, in connection with Covered Termination, Executive would have vested in his equity awards at a level in excess of the vesting that occurred under the terms and conditions of his Employment Agreement in connection with a termination by the Company without Cause or a termination by Executive for Good Reason covered by the Employment Agreement, Executive shall vest in such incremental amount of the equity awards (i.e., the pro rata vesting provided hereunder less the pro rata vesting provided in the Employment Agreement).

EXECUTION VERSION

(d) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the eighteen (18) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(e) No Benefit Duplication. In the event Executive experiences a Covered Termination during a Change in Control Period that is coincident with the “Employment Term” (as defined in the Employment Agreement) and that occurs during the Pre-Change in Control Period, severance payments and benefits payable or provided under the Employment Agreement shall cease upon the Change in Control and the Executive shall no longer be entitled to further severance payments or benefits under the Employment Agreement. Instead, the Executive shall be paid under this CIC Severance Agreement in accordance with its terms and conditions, and any severance payments and benefits payable or provided under this CIC Severance Agreement shall be reduced by any severance payments and benefits paid or provided under the Employment Agreement, notwithstanding anything else to the contrary in the Employment Agreement or this CIC Severance Agreement. In the event the Executive experiences a Covered Termination during the Post-Change in Control Period, the Executive will not be entitled to any severance payments or benefits under the Employment Agreement.

4. Other Terminations. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination during a Change in Control Period, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

5. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company

EXECUTION VERSION

and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 5 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall have the meaning set forth in the Employment Agreement.

(b) Change in Control. “Change in Control” means the occurrence of any of the following events:

i. Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

ii. Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

iii. Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total

EXECUTION VERSION

value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For purposes of this definition, it is intended that a Change in Control constitutes a “change in control event,” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i) and shall be construed in a manner consistent with such intent.

Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Change in Control Period. “Change in Control Period” means the period spanning: (i) the period that begins ninety (90) days before and that ends on the day prior to the date a Change in Control is consummated (the “Pre-Change in Control Period”), plus (ii) the period that begins on the date a Change in Control is consummated and ends twenty-four (24) months following the consummation of a Change in Control (the “Post-Change in Control Period”).

(d) Company CAGR. “Company CAGR” shall have the meaning provided in Section 8(c)(ii)(B) of the Employment Agreement.

(e) Constructive Termination. “Constructive Termination” shall have the same meaning as the term “Good Reason,” as defined under the Employment Agreement.

(f) Covered Termination. “Covered Termination” shall mean Executive’s Constructive Termination or the termination of Executive’s employment by the Company other than for Cause.

(g) Performance Option Award. “Performance Option Award” has the meaning provided in the Section 5(b) of the Employment Agreement.

(k) Pro Rata Equity Vesting Percentage. “Pro Rata Equity Vesting Percentage” has the meaning provided in Section 8(c)(ii)(B) of the Employment Agreement.

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any

EXECUTION VERSION

successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer and Vice President of Human Resources.

9. Confidentiality; Non-Solicitation.

(a) Confidentiality. While Executive is employed by the Company, and thereafter, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, Executive shall continue to be subject to any and all confidentiality and intellectual property agreements between Executive and the Company, including, without limitation, the Confidential Proprietary Rights and Non-Disclosure Agreement, (collectively, the “Confidential Information Agreements”).

(b) Non-Solicitation. In addition to each Executive’s obligations under the Confidential Information Agreements, Executive shall not for a period of two (2) years following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to

EXECUTION VERSION

result in a breach of this Section 9(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.

(c) Survival of Provisions. The provisions of this Section 9 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

10. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Boston, Massachusetts, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

11. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 11(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

EXECUTION VERSION

(ii) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 11(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement, the Confidential Information Agreements and the Employment Agreement that is being entered into contemporaneously with this Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding the subject matter hereof. Any addition or modification to this Agreement, or waiver of any provision hereof, must be in writing and signed by the parties hereto.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXECUTION VERSION

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

EXECUTION VERSION

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

SAREPTA THERAPEUTICS, INC.

By:	/s/ M. Kathleen Behrens, Ph.D.
Name:	M. Kathleen Behrens, Ph.D.
Title:	Chairwoman of the Board

EXECUTIVE

/s/ Douglas S. Ingram
Douglas S. Ingram

Date:	June 26, 2017

EXECUTION VERSION

EXHIBIT A

GENERAL RELEASE

GENERAL RELEASE (the “Release”), by Douglas S. Ingram (the “Executive”) in favor of Sarepta Therapeutics, Inc. (the “Company”) and the Company Releasees (as hereinafter defined), dated as of [●].

Capitalized terms used herein but not specifically defined shall have the meanings set forth in the Change in Control and Severance Agreement between Executive and the Company, dated as of June 26, 2017 (the “CIC Severance Agreement”).

WHEREAS, in connection with the termination of Executive’s employment, the Company has agreed to provide Executive with the payments and benefits set forth in the CIC Severance Agreement, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns (referred to collectively as “Releasors”) hereby irrevocably and unconditionally, and knowingly and voluntarily, waives, terminates, cancels, releases and discharges forever the Company, and its subsidiaries, affiliates and related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, together with each of their respective owners, assigns, agents, directors, general and limited partners, shareholders, directors, officers, employees, attorneys, advisors, trustees, fiduciaries, administrators, agents or representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, allegations, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, including those arising from or related to the CIC Severance Agreement and/or the Executive’s employment agreement, dated June 26, 2017, known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or the Releasors ever had, now have, may have, or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees: (a) from the beginning of time to the date upon which Executive signs this Agreement, (b) arising out of, or relating to, Executive’s employment with the Company and/or the termination of Executive’s employment; or (c) arising out of or related to any agreement or arrangement between Executive and/or any Company Releasees. This Release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and/or local labor, employment, whistleblower and/or anti-discrimination laws and/or regulations, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246,

EXECUTION VERSION

the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act and the Family Medical Leave Act, the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1, et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93, §102), the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214, § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214, § 1C), the Massachusetts Wage Act (M.G.L. c. 149 § 148, et seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1, et seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), and any similar Massachusetts or other state or federal statute, including all amendments to any of the aforementioned acts or under any common law or equitable theory including, but not limited to, tort, breach of contract, fraud, fraudulent inducement, promissory estoppel or defamation, and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to the foregoing; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law.

2. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

a. limit or prohibit in any way Executive’s (or Executive’s beneficiaries’ or legal representatives’) rights to bring an action to enforce the terms of the CIC Severance Agreement1 or this Release, or for the Company’s reimbursement of business expenses incurred by Executive but unpaid in accordance with the Company’s expenses reimbursement policies;

b. release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived, or for any payments or benefits under any benefit plans of the Company and its affiliates in which Executive was a participant as of the date of termination of Executive’s employment that have accrued or vested in accordance with and pursuant to the terms of those plans;

c. release any claims for indemnification (i) in accordance with applicable laws or the corporate governance documents of the Company or its affiliates in accordance with their terms as in effect from time to time or (ii) pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Company or its affiliates in accordance with the terms.

3. Executive Representations. Executive represents and warrants that the Releasors have not filed any civil action, suit, arbitration, administrative charge, complaint, lawsuit or legal proceeding against any Company Releasee nor has any Releasor assigned, pledged, or hypothecated, as of the Effective Date, Executive’s claim to any person and no other person has an interest in the Claims that Executive is releasing.

[1]	The specifics of the actual payments will be added consistent with the CIC Severance Agreement.

EXECUTION VERSION

4. Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown rights and Claims, including, without limitation, of rights and Claims arising under ADEA. This Release specifically includes a waiver and release of Claims that Executive has or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act. Executive further acknowledges and agrees that:

a. this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

b. Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which Executive is not already entitled to receive;

c. Executive has been advised, and is being advised by this Release, to consult with an attorney before executing this Release, and Executive has consulted with counsel of Executive’s choice concerning the terms and conditions of this Release;

d. Executive has been advised, and is being advised by this Release, that Executive has forty-five (45) days within which to consider this Release, and Executive hereby acknowledges that in the event that Executive executes this Release prior to the expiration of the 45-day period, Executive waives the balance of said period and acknowledges that Executive’s waiver of such period is knowing, voluntary and has not been induced by the Company or any Company Releasee through fraud, misrepresentation, or threat; and

e. Executive is aware that this Release shall become null and void if Executive revokes Executive’s agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company at 215 First Street, Cambridge, MA 02142, written notice of Executive’s revocation of this Release no later than 5:00 p.m. Eastern Time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).

5. Additional Agreements. Nothing in this Agreement shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither the Executive nor any Releasor shall not seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency. In addition, nothing in this Release shall be construed to prohibit Executive from (a) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or (b) reporting possible violations of federal and/or state law or regulations, including any possible securities laws

EXECUTION VERSION

violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; making any other disclosures that are protected under the whistleblower provisions of federal and/or state law or regulations; otherwise fully participating in any federal and/or state whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or receiving individual monetary awards or other individual relief by virtue of participating in any such federal and/or state whistleblower programs (it being understood that prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that he or she has made such reports or disclosures). Additionally, the Executive acknowledges and understands that under the Federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal

6. Amendment. No provision of this Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and the Executive.

IN WITNESS WHEREOF, the Executive has signed this Release on the date set forth below.

EXECUTIVE

By:
Name:	Douglas S. Ingram

Date: